Exhibit 10.3

GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (the “Agreement”) is executed by and between Kent A. Murphy, Ph.D. (“Dr. Murphy”) and Luna Innovations Incorporated (the “Company”) (as used herein, the “Company” includes its parent, subsidiaries, successors, affiliates and assigns, and all of its present or former employees, officers, agents, and directors). Dr. Murphy and the Company agree to the following:

1. Dr. Murphy and the Company desire to compromise and resolve any and all claims or potential claims that Dr. Murphy may have against the Company up to and including the Effective Date.

2. The Company and Dr. Murphy agree to enter into a certain Letter Agreement dated May 18, 2011 (“Letter Agreement”), to which this Agreement is attached as Exhibit B.

3. In return for the consideration and promises contained in the Letter Agreement and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Dr. Murphy shall and does hereby RELEASE and FOREVER DISCHARGE the Company, its parents, subsidiaries, affiliates, divisions, successors and assigns, and all of the Company’s present or former employees, officers, servants, agents, directors, board of directors and board committee from any and all claims, demands, actions or causes of action, judgments, grievances, obligations, rights, demands, debts, damages, sums of money, attorney’s fees, costs, losses, liabilities or accountings of whatever nature, whether known or unknown, disclosed or undisclosed, asserted or unasserted, in law or equity, contract, tort or common law or otherwise on account of, arising out of or in any way connected in any way with (a) all matters alleged or which could have been alleged in a complaint against the Company, (b) any and all injuries, losses or damages to Dr. Murphy, including any claims for attorney’s fees, (c) any and all claims relating to the conduct of any employee, officer, director, board of directors, board committee or agent of the Company, and (d) any and all other matters, transactions or things occurring prior to the date hereof, including any and all possible claims that could have been asserted against the Company or the Company’s employees, agents, officers, directors, board of directors or board committee.

4. Dr. Murphy agrees and covenants not to file or prosecute a derivative suit against the Company’s directors, board of directors, board committee, officers or agents, nor to file or prosecute any other action in which Dr. Murphy asserts claims in the right of or on behalf of the Company, based on any action, or failure to act, which occurred prior to the date hereof. Further, Dr. Murphy agrees and covenants not to cause or induce or voluntarily cooperate with others to file or prosecute any action covered by this Paragraph.

5. In return for the consideration and promises contained in Paragraphs 3 and 4 of this Agreement and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Company shall and does hereby RELEASE and FOREVER DISCHARGE Dr. Murphy of and from any and all claims, actions, causes of action, judgments, grievances, obligations, rights, demands, debts, damages, sums of money, attorney’s fees, costs, losses, liabilities or accountings of whatever nature, whether known or unknown, disclosed or undisclosed, asserted or unasserted, in law or equity, contract, tort or common law or otherwise, including, without limitation, any claims arising from violations of any statute, constitutional provision, executive order, law or ordinance, and any claims arising out of any relationship between the Company and Dr. Murphy, predating the execution of this Agreement.

6. Each of the covenants herein contained shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

7. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its choice of law provisions.

8. Should any provision of this Agreement be declared or determined by any court or other reviewing forum to be illegal or invalid, the legality and validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be severed and deemed not to be a part of this Agreement.

9. Dr. Murphy represents that he understands all of the provisions herein, and that he is entering into this Agreement voluntarily. Dr. Murphy further represents and acknowledges that in executing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’ employees, officers, agents, members, directors or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

10. This Agreement may be executed by facsimile transmission and in several counterparts, and all counterparts so executed shall constitute one agreement binding on all parties, notwithstanding the fact that all the parties have not signed the original or the same counterpart. Any counterpart signed by the party against whom enforcement of this Agreement is sought shall be admissible into evidence as an original of this Agreement to prove its contents.

11. The parties recognize and agree that in the event of a breach of this Agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, the non-breaching party shall be entitled to an injunction without posting a bond or other undertaking restraining any violation or threatened violation of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

PLEASE READ CAREFULLY.

THIS SETTLEMENT AND RELEASE AGREEMENT INCLUDES

A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date(s) set forth below:

/s/ Kent A. Murphy, Ph.D.	May 18, 2011
Kent A. Murphy, Ph.D.	Date

LUNA INNOVATIONS INCORPORATED

/s/ My E. Chung		May 18, 2011
By:	My E. Chung	Date
Its:	President & CEO

4